Exhibit 107.1

Calculation of Filing Fee Tables
Form S-8
Registration Statement under the Securities Act of 1933 (Form Type)
EnerSys (Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Unit (2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.01 per share (1)	457(c) and 457(h)	3,614,500	$105.45	$381,149,025	0.00011020	$42,002.62
Total Offering Amounts					$381,149,025	0.00011020	$42,002.62
Total Fee Offsets							--
Net Fee Due							$42,002.62

(1)
EnerSys is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register 3,614,500 shares of common stock, $0.01 par value per share (“Common Stock”), for issuance under the EnerSys 2023 Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan set forth herein by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Common Stock, as applicable.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Company's Common Stock as reported on The New York Stock Exchange on August 4, 2023, which date is within five business days prior to filing this Registration Statement.

(3)	Rounded up to the nearest penny.